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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of PCA International, Inc. and subsidiaries on Form S-4 of our report dated April 8, 2002 (except for Note 11 as to which the date is June 7, 2002 and Note 12 as to which the date is June 27, 2002) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for revenue recognition during the year ended January 28, 2001, and effective January 29, 2001, the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and hedging Activities, as amended), appearing in this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Charlotte, North Carolina
August 23, 2002